Exhibit 99.1
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Jr.	James Merrill	Michael Rohleder
President, CEO	CFO	Investor Relations Manager
405.600.0711 x311	405.600.0711 x305	405.600.0711 x338
GMX RESOURCES INC. Announces New Present Value of Year End Reserves; No Material Changes in Reserve Quantities; No Change in Previously Reported Financial Condition, Results of Operation or Cash Flows
Oklahoma City, Oklahoma, Monday, February 11, 2008 GMX RESOURCES INC., NASDAQ GSM: ‘GMXR’; today announced that, in connection with a routine review of the Company’s annual report on Form 10-K for the year ended December 31, 2006 (“2006 10-K”) by the staff of the Securities and Exchange Commission (“SEC”), the Company received additional comments from the SEC staff on February 7, 2008 regarding the year end natural gas prices used in the Company’s calculation of the present value (using a 10% discount rate) of the estimated net revenues from proved reserves (“PV10”). Based on these comments, the Company will use different period end natural gas prices to calculate PV10 and the standardized measure of discounted future net cash flows. The use of these new period end prices does not materially affect previously reported proved reserve quantities. Accordingly, there will be no change to the Company’s previously reported financial condition, results of operations or cash flows.
The Company’s new estimates are based on year end natural gas Henry Hub spot cash market prices, adjusted for quality, contractual arrangements and regional price variances. The year end natural gas Henry Hub spot cash market prices are different than the prices previously used, which were based on NYMEX prices. The base natural gas prices (before adjustment) used for the year end reserves and the effect on proved reserves, PV10 and the standardized measure of discounted future net cash flows as of the end of each of the last four years are as follows:

	Previously Reported	New Estimate
Year End 2007
Base Natural Gas Price	$7.48/Mmbtu	$6.79/Mmbtu
Proved Reserves	437.1 Bcfe	434.5 Bcfe
PV10	$714.4 million	$592.8 million
Year End 2006
Base Natural Gas Price	$6.29/Mmbtu	$5.64/Mmbtu
Proved Reserves	258.4 Bcfe	253.0 Bcfe
PV10	$262.1 million	$173.3 million
Standardized Measure	$196.0 million	$134.4 million
Year End 2005
Base Natural Gas Price	$11.23/Mmbtu	$10.08/Mmbtu
Proved Reserves	162.0 Bcfe	161.7 Bcfe
PV10	$409.6 million	$245.0 million
Standardized Measure	$302.4 million	$185.5 million
Year End 2004
Base Natural Gas Price	$6.15/Mmbtu	$6.18/Mmbtu
Proved Reserves	64.3 Bcfe	64.3 Bcfe
PV10	$83.2 million	$82.0 million
Standardized Measure	$64.2 million	$63.3 million

There were no changes to the oil prices used because the Company’s oil reserves represent only 6% of total reserves. The standardized measure gives effect to estimated future effects of federal and state income taxes, whereas PV10 does not. The standardized measure has not yet been reported for year end 2007. The actual price that the Company receives for the oil and natural gas it produces may differ significantly from the year end prices used in calculating these estimates.
The Company intends to amend its 2006 10-K to incorporate the revised estimates and believes it is now in a position to resolve all of the prior comments it has received from the SEC staff, although it is possible the SEC staff will raise additional issues.
The Company will hold a conference call today at 8:45 AM EST/7:45 AM CST/6:45 AM MST/5:45 AM PST to discuss this press release. You can participate by dialing 1-800-926-5071 and referring to reservation number “21375242” five to ten minutes before the scheduled start of the conference call.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.